SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                (AMENDMENT NO. 1)

                               TRANSMONTAIGNE INC.

                                (Name of Issuer)

                          COMMON STOCK ($.01 PAR VALUE)

                         (Title of Class of Securities)

                                    893934109

                                 (CUSIP Number)

                                December 31, 2000

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)



--------------------------------------------------------------------------------
         *The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

------------------------------------------------ ----------------- -------------

  CUSIP No.  893934109             13G                      Page 2 of 11 Pages

------------------------------------------------ ----------------- -------------

------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      FLEMING US DISCOVERY FUND III, L.P.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A) |X|
                                                                       (B) [ ]

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     3       SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     4       SOURCE OF FUNDS*

                      WC
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                        [ ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      DELAWARE
------------ -------------------------------------------------------------------
---------------------- ------- -------------------------------------------------

                         7     SOLE VOTING POWER

      NUMBER OF                         0
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         8     SHARED VOTING POWER*

                                        0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         9     SOLE DISPOSITIVE POWER

                                        0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         10    SHARED DISPOSITIVE POWER

                                        0
---------------------- ------- -------------------------------------------------
------------ -------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*   [ ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    14       TYPE OF REPORTING PERSON*

                      PN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------------------------ ----------------- -------------

CUSIP No. 893934109                  13G                      Page 3 of 11 Pages
         ----------
------------------------------------------------ ----------------- -------------

------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                      FLEMING US DISCOVERY OFFSHORE FUND III, L.P.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |X|:
                                                                        (B) [ ]

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     3       SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     4       SOURCE OF FUNDS*

                      WC
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEM 2(d) or 2(e)                                          [ ]

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      BERMUDA
------------ -------------------------------------------------------------------
---------------------- ------- -------------------------------------------------

                         7     SOLE VOTING POWER

      NUMBER OF                         0
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         8     SHARED VOTING POWER

                                        0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         9     SOLE DISPOSITIVE POWER

                                        0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         10    SHARED DISPOSITIVE POWER

                                        0
---------------------- ------- -------------------------------------------------
------------ -------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*   [ ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    14       TYPE OF REPORTING PERSON*

                      PN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------- ---------------- ------------------

CUSIP No. 893934109                           13G             Page 4 of 11 Pages
         ----------
-------------------------------------------- ---------------- ------------------

------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         FLEMING US DISCOVERY PARTNERS, L.P.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (A) |X|

                                                                   (B) [ ]

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     3       SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     4       SOURCE OF FUNDS*

                  AF
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEM 2(d) or 2(e)
                                                                         [ ]

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                      DELAWARE
------------ -------------------------------------------------------------------
---------------------- ------- -------------------------------------------------

                         7     SOLE VOTING POWER

      NUMBER OF                           0
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         8     SHARED VOTING POWER

                                             0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         9     SOLE DISPOSITIVE POWER

                                             0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         10    SHARED DISPOSITIVE POWER

                                             0
---------------------- ------- -------------------------------------------------
------------ -------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*                          [ ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    14       TYPE OF REPORTING PERSON*

                       PN
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------- ---------------- ------------------

CUSIP No. 893934109                13G                        Page 5 of 11 Pages
         ----------
-------------------------------------------- ---------------- ------------------

------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       FLEMING US DISCOVERY, LLC
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A) |X|
                                                                        (B) [ ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     3       SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     4       SOURCE OF FUNDS*

                     AF
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEM 2(d) or 2(e)                                [ ]

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                        DELAWARE
------------ -------------------------------------------------------------------
---------------------- ------- -------------------------------------------------

                         7     SOLE VOTING POWER

      NUMBER OF                              2,133,373
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         8     SHARED VOTING POWER

                                                          0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         9     SOLE DISPOSITIVE POWER

                                    2,133,373
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         10    SHARED DISPOSITIVE POWER

                                               0
---------------------- ------- -------------------------------------------------
------------ -------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                            [ ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    14       TYPE OF REPORTING PERSON*

                        OO
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------- ---------------- ------------------

CUSIP No. 893934109              13G                        Page 6 of 11 Pages
         ----------
-------------------------------------------- ---------------- ------------------

------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ROBERT FLEMING INC.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A) |X| :
                                                                     (B) [ ]

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     3       SEC USE ONLY


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     4       SOURCE OF FUNDS*

                   AF
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEM 2(d) or 2(e)                                    [ ]

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       DELAWARE
------------ -------------------------------------------------------------------
---------------------- ------- -------------------------------------------------

                         7     SOLE VOTING POWER

      NUMBER OF                              0
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         8     SHARED VOTING POWER

                                             0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         9     SOLE DISPOSITIVE POWER

                                             0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         10    SHARED DISPOSITIVE POWER

                                             0
---------------------- ------- -------------------------------------------------
------------ -------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                             [ ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           SEE ITEM 5 OF ATTACHED SCHEDULE
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    14       TYPE OF REPORTING PERSON*

                           IA, CO
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------- ---------------- ------------------

CUSIP No. 893934109               13G                        Page 7 of 11 Pages
         ----------
-------------------------------------------- ---------------- ------------------

------------ -------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
             J.P. MORGAN CHASE & CO. ("JPMC")*
             * JPMC disclaims any beneficial ownership of the shares of TransMontaigne Inc. reported as beneficially owned by any other Reporting Person. JPMC is named herein solely for informational purposes.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A) [ ]
                                                                     (B) [ ]

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     3       SEC USE ONLY

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     4       SOURCE OF FUNDS*
                     AF
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
                  TO ITEM 2(d) or 2(e)                                    [ ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                       DELAWARE
------------ -------------------------------------------------------------------
---------------------- ------- -------------------------------------------------

                         7     SOLE VOTING POWER

                                             0

      NUMBER OF
       SHARES
    BENEFICIALLY
      OWNED BY
        EACH
      REPORTING
     PERSON WITH
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         8     SHARED VOTING POWER

                                             0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         9     SOLE DISPOSITIVE POWER

                                             0
                       ------- -------------------------------------------------
                       ------- -------------------------------------------------

                         10    SHARED DISPOSITIVE POWER

                                             0
---------------------- ------- -------------------------------------------------
------------ -------------------------------------------------------------------

    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            0
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                           [ ]
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0%
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------

    14       TYPE OF REPORTING PERSON*

                       HC
------------ -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER:

                  TransMontaigne Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  2750 Republic Plaza
                  370 Seventeenth Street
                  Denver, Colorado  80202

ITEM 2(A).        NAMES OF PERSONS FILING:

                  The information required by this Item is set forth in Appendix 1 attached hereto.

                  This Statement is being filed pursuant to a Joint Filing Agreement (attached as Exhibit 1 and incorporated herein by reference) by (i) Fleming US Discovery Fund III, L.P. ("US Fund"), (ii) Fleming US Discovery Offshore Fund III, L.P. ("Offshore Fund"), (iii) Fleming US Discovery Partners, L.P. ("Fleming Partners"), the general partner of the US Fund and a general partner of the Offshore Fund, (iv) Fleming US Discovery, LLC ("Discovery"), the general partner of Fleming Partners, (v) Robert Fleming Inc. ("RFI"), investment adviser to Fleming US Discovery Investment Trust and Fleming US Discovery Fund, controlling member of Discovery and the sole limited partner of Fleming Partners and (vi) J.P. Morgan Chase & Co. ("JPMC"), the parent of RFI (sometimes collectively referred to as the "Reporting Persons"). Robert Fleming Holdings Limited ("RFH"), a United Kingdom company and a reporting person on the filing of the original Schedule 13G, is no longer a direct or indirect parent of any Reporting Person, and therefore, is no longer a Reporting Person for the purposes of this Statement.


ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The information required by this Item is set forth in Appendix 1 attached hereto.

ITEM 2(C).        CITIZENSHIP:

                  The information required by this Item is set forth in Appendix 1 attached hereto.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01 per share ("Common Stock")

ITEM 2(E).        CUSIP NUMBER:

                                    893934109

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B),
           OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  -- Broker or dealer registered under Section 15 of the Act;
     (b)  -- Bank as defined in Section 3(a)(6) of the Act;
     (c)  -- Insurance company as defined in Section 3(a)(19) of the Act;
     (d) -- Investment company registered under Section 8 of the Investment Company Act of 1940;
     (e)  -- An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
     (f) -- An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
     (g) -- A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);
     (h) -- A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
     (i) -- A church plan that is excluded from the definition of an investment company under
                             Section 3(c)(14) of the Investment Company
           Act of 1940; (j) o Group, in accordance with Rule
           13d-1(b)(1)(ii)(J).

           Not Applicable.

ITEM 4.    OWNERSHIP.

           (a)   Amount Beneficially Owned:

                 2,133,373 shares of Common Stock (1) (2) (3)


           (b)   Percent of Class:

                 6.77% (1) (2) (3) (4)

       ----------------------

                  (1) Includes the following held by the US Fund: 17,237 shares of Series A Preferred convertible into 1,149,133 shares of Common Stock ("US Fund Conversion Shares") and 1,149,191 Warrants to purchase 0.6 of a share (689,514 shares of Common Stock) ("US Fund Warrant Shares")

                  (2) Includes the following held by the Offshore Fund: 2,763 shares of Series A Preferred Stock, convertible into 184,200 shares of Common Stock ("Offshore Fund Conversion Shares") and 184,209 Warrants to purchase 0.6 of a share (110,525 shares of Common Stock) ("Offshore Fund Warrant Shares")

                  (3) Because of their relationship as affiliated entities, for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), the US Fund and the Offshore Fund may be deemed to beneficially own the US Fund Conversion Shares and the Offshore Fund Conversion Shares. As the general partner of the US Fund and the Offshore Fund, Fleming Partners may be deemed to beneficially own the US Fund Conversion Shares and the Offshore Fund Conversion Shares. As the general partner of Fleming Partners, Discovery may be deemed to beneficially own the US Fund Conversion Shares and the Offshore Fund Conversion Shares. As controlling member of Discovery and the sole limited partner of Fleming Partners, for purposes of Rule 13d-3 promulgated under the Exchange Act, RFI may be deemed to beneficially own the US Fund Conversion Shares and the Offshore Fund Conversion Shares. RFI is 100% owned by JPMC. Thus, as the parent of RFI, for purposes of Rule 13d-3 promulgated under the Exchange Act, JPMC may be deemed to beneficially own the US Fund Conversion Shares and the Offshore Fund Conversion Shares. JPMC disclaims any beneficial ownership of the shares of the Issuer reported as beneficially owned by any other Reporting Person. JPMC is named herein solely for informational purposes.

                  (4) Based on 31,506,204 shares of Common Stock issued and outstanding as of October 31, 2000.

     (c)  Number of shares as to which persons filing statement have:
          (i)  Sole power to vote or to direct the vote:

          (1)  Fleming US Discovery Fund III, L.P. -- 0 shares of Common Stock.
          (2) Fleming US Discovery Offshore Fund III, L.P.-- 0 shares of Common Stock
          (3)  Fleming US Discovery Partners, L.P. -- 0 shares of Common Stock.
          (4)  Fleming US Discovery, LLC--2,133,373 shares of Common Stock.
          (5)  Robert Fleming Inc.-- 0 shares of Common Stock.
          (6)  J.P. Morgan Chase & Co.-- 0 shares of Common Stock.


          (ii) Shared power to vote or to direct the vote:

          (1)  Fleming US Discovery Fund III, L.P. -- 0 shares of Common Stock.
          (2) Fleming US Discovery Offshore Fund III, L.P.-- 0 shares of Common Stock
          (3)  Fleming US Discovery Partners, L.P. - 0 shares of Common Stock.
          (4)  Fleming US Discovery, LLC -- 2,133,373 shares of Common Stock.
          (5)  Robert Fleming Inc. -- 0 shares of Common Stock.
          (6)  J.P. Morgan Chase & Co. - 0 shares of Common Stock.

          (iii)Sole power to dispose or to direct the disposition of:

          (1)  Fleming US Discovery Fund III, L.P. -- 0 shares of Common Stock.
          (2) Fleming US Discovery Offshore Fund III, L.P.-- 0 shares of Common Stock
          (3)  Fleming US Discovery Partners, L.P. -- 0 shares of Common Stock.
          (4)  Fleming US Discovery, LLC -- 2,133,373 shares of Common Stock.
          (5)  Robert Fleming Inc.-- 0 shares of Common Stock.
          (6)  J.P. Morgan Chase & Co.-- 0 shares of Common Stock.

          (iv) Shared power to dispose or to direct the disposition of:

          (1)  Fleming US Discovery Fund III, L.P. - 0 shares of Common Stock.
          (2) Fleming US Discovery Offshore Fund III, L.P.-- 0 shares of Common Stock
          (3)  Fleming US Discovery Partners, L.P. - 0 shares of Common Stock.
          (4)  Fleming US Discovery, LLC -- 2,133,373 shares of Common Stock.
          (5)  Robert Fleming Inc. - 0 shares of Common Stock.
          (6)  J.P. Morgan Chase & Co. - 0 shares of Common Stock.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10.   CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Dated:  February 14, 2001

                                    FLEMING US DISCOVERY FUND III, L.P.

                                     By: Fleming US Discovery Partners, L.P.,
                                         its general partner
                                     By: Fleming US Discovery, LLC,
                                         its general partner

                                     By:  /S/ ROBERT L. BURR
                                         ---------------------------------------
                                         Robert L. Burr, Member

                                    FLEMING US DISCOVERY OFFSHORE FUND III, L.P.

                                     By: Fleming US Discovery Partners, L.P,
                                         its general partner
                                     By: Fleming US Discovery, LLC,
                                         its general partner

                                     By:  /S/ ROBERT L. BURR
                                         ---------------------------------------
                                         Robert L. Burr, Member

                                     FLEMING US DISCOVERY PARTNERS, L.P.

                                     By: Fleming US Discovery, LLC,
                                         its general partner

                                     By:  /S/ ROBERT L. BURR
                                         ---------------------------------------
                                         Robert L. Burr, Member

                                     FLEMING US DISCOVERY, LLC

                                     By:  /S/ ROBERT L. BURR
                                         ---------------------------------------
                                         Robert L. Burr, Member

                                     ROBERT FLEMING INC.

                                     By:  /S/ ARTHUR A. LEVY
                                          --------------------------------------
                                          Arthur A. Levy, Director

                                     J.P. MORGAN CHASE & CO.

                                     By: /S/ SUSAN S. SPAGNOLA
                                         ---------------------------------------
                                         Susan S. Spagnola,
                                         Assistant Corporate Secretary

Exhibit 1
                             JOINT FILING AGREEMENT
      Pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree to jointly file the Schedule 13G/A dated February 14, 2001 and any amendments thereto with respect to the beneficial ownership by each of the undersigned of shares of common stock of TransMontaigne Inc. Such joint filings may be executed by one or more of us on behalf of each of the undersigned. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
Dated:  February 14, 2001

                                     FLEMING US DISCOVERY FUND III, L.P.

                                     By: Fleming US Discovery Partners, L.P.,
                                         its general partner
                                     By: Fleming US Discovery, LLC,
                                         its general partner

                                     By:  /S/ ROBERT L. BURR
                                         ---------------------------------------
                                         Robert L. Burr, Member

                                    FLEMING US DISCOVERY OFFSHORE FUND III, L.P.

                                     By: Fleming US Discovery Partners, L.P,
                                         its general partner
                                     By: Fleming US Discovery, LLC,
                                         its general partner

                                     By:  /S/ ROBERT L. BURR
                                         ---------------------------------------
                                         Robert L. Burr, Member

                                     FLEMING US DISCOVERY PARTNERS, L.P.

                                     By: Fleming US Discovery, LLC,
                                         its general partner

                                     By:  /S/ ROBERT L. BURR
                                         ---------------------------------------
                                         Robert L. Burr, Member

                                     FLEMING US DISCOVERY, LLC

                                     By:  /S/ ROBERT L. BURR
                                         ---------------------------------------
                                         Robert L. Burr, Member

                                     ROBERT FLEMING INC.

                                     By:  /S/ ARTHUR A. LEVY
                                       -----------------------------------------
                                         Arthur A. Levy, Director

                                     J.P. MORGAN CHASE & CO.

                                     By:     /S/ SUSAN S. SPAGNOLA
                                         ---------------------------------------
                                         Susan S. Spagnola,
                                         Assistant Corporate Secretary


                                   APPENDIX 1

         ADDRESS, ORGANIZATION AND PRINCIPAL BUSINESS OF EACH REPORTING PERSON REQUIRED BY ITEM 2 AND OTHER PERSONS REQUIRED BY ITEM 5


                                          PRINCIPAL BUSINESS AND OFFICE ADDRESS             PLACE OF
             REPORTING PERSON                                                             ORGANIZATION
  FLEMING US DISCOVERY FUND III, L.P.    320 Park Avenue                         Delaware limited partnership
  ("US FUND")                            11th Floor
                                         New York, NY 10022
  FLEMING US DISCOVERY OFFSHORE FUND     c/o Bank of Bermuda, Ltd                Bermuda limited partnership
  III, L.P.                              6 Front St
  ("OFFSHORE FUND," WITH US FUNDS THE    Hamilton HM 11 Bermuda
  "FUNDS")

  FLEMING US DISCOVERY PARTNERS, L.P.    320 Park Avenue,                        Delaware limited partnership
  ("FLEMING PARTNERS")                   11th Floor
                                         New York, NY  10022
  FLEMING US DISCOVERY, LLC              320 Park Avenue,                        Delaware limited liability
                                         11th Floor                              company
                                         New York, NY 10022

  ROBERT FLEMING INC.                    320 Park Avenue,                        Delaware corporation
                                         11th Floor
                                         New York, NY 10022

  J.P. MORGAN CHASE & CO.                270 Park Avenue,                        Delaware corporation
                                         New York, N.Y.  10017
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